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                                                                    EXHIBIT 14.1

                            NEXTERA ENTERPRISES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                 MARCH 15, 2004

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                                TABLE OF CONTENTS

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LETTER FROM THE PRESIDENT.........................................................................................    1

INTRODUCTION......................................................................................................    2

         PURPOSE..................................................................................................    2
         SEEKING HELP AND INFORMATION.............................................................................    2
         REPORTING VIOLATIONS OF THE CODE.........................................................................    2
         POLICY AGAINST RETALIATION...............................................................................    3
         WAIVERS OF THE CODE......................................................................................    3

CONFLICTS OF INTEREST.............................................................................................    3

         IDENTIFYING POTENTIAL CONFLICTS OF INTEREST..............................................................    3
         DISCLOSURE OF CONFLICTS OF INTEREST......................................................................    4
         GIFTS AND ENTERTAINMENT..................................................................................    5

COMPANY RECORDS...................................................................................................    6

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS.....................................................    6

COMPLIANCE WITH LAWS AND REGULATIONS..............................................................................    6

COMPLIANCE WITH INSIDER TRADING LAWS..............................................................................    7

CONCLUSION........................................................................................................    8
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LETTER FROM THE PRESIDENT

March 15, 2004

Dear Nextera Employee:

         Nextera Enterprises, Inc. is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our employees, shareholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities.

         As an employee of the Company, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company's high standards of business ethics in each and every one of these situations. It is not possible for our Code of Business Conduct and Ethics (the "Code") to address every situation that you may face. If you use your good business judgment and experience, your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code will serve as a guide to help you make the right choice.

         We encourage you to take this opportunity to review our policies and to discuss any questions you may have with your supervisor or with any officer of the Company directly. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers and employees. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity.

Sincerely,

Michael P. Muldowney
President

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INTRODUCTION

PURPOSE

         This Code of Business Conduct and Ethics contains general guidelines for conducting the business of Nextera Enterprises, Inc. (the "Company") consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

         This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to our president, our chief financial officer, our chief accounting officer and our corporate controller as our "principal financial officers."

SEEKING HELP AND INFORMATION

         This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact any principal financial officer or any member of the Company's Audit Committee of the Board of Directors.

REPORTING VIOLATIONS OF THE CODE

         All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact a principal financial officer, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact any principal financial officer directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the principal financial officers and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern.

         It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose

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themselves to substantial civil damages, criminal fines and prison terms. The
Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

POLICY AGAINST RETALIATION

         The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

WAIVERS OF THE CODE

         Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of any securities exchange that the Company's securities are then traded on.

CONFLICTS OF INTEREST

IDENTIFYING POTENTIAL CONFLICTS OF INTEREST

         A conflict of interest can occur when an employee's private interest interferes, or reasonably appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

         Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

              - Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company.

              - Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see "Gifts and Entertainment" below for additional guidelines in this area.

              - Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A "significant financial interest" means (i) ownership of greater than 1% of the equity of a material

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                  customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

- Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

              - Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

              - Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee's objectivity in making decisions on behalf of the Company. For purposes of this Code, "family members" include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

         For purposes of this Code, a customer is a "material" customer if the customer has made payments to the Company in the past year in excess of $200,000 or 5% of the customer's gross revenues, whichever is greater. A supplier is a "material" supplier if the supplier has received payments from the Company in the past year in excess of $200,000 or 5% of the supplier's gross revenues, whichever is greater. A competitor is a "material" competitor if the competitor competes in the Company's line of business and has annual gross revenues from such line of business in excess of 25% of the Company's gross revenues from such line of business. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact any principal financial officer for assistance.

DISCLOSURE OF CONFLICTS OF INTEREST

         The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or any principal financial officer. Your supervisor and the principal financial officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in "Waivers of the Code" above.

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GIFTS AND ENTERTAINMENT

         The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

         It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

              - Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

                       -   The items are of reasonable value;

                       - The purpose of the meeting or attendance at the event is business related; and

                       - The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

                  Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

              - Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

              - Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

              - Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

         You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of a principal financial officer, which may require you to donate the gift to an appropriate community organization. If you have any questions

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about whether it is permissible to accept a gift or something else of value, contact your supervisor or any principal financial officer for additional guidance.

COMPANY RECORDS

         Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

         All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

         As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

         The Company's principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

         Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company operates. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or any principal financial officer.

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COMPLIANCE WITH INSIDER TRADING LAWS

         Company employees are prohibited from trading in the stock or other securities of Nextera while in possession of material, nonpublic information about Nextera. In addition, Company employees are prohibited from recommending, "tipping" or suggesting that anyone else buy or sell stock or other securities of Nextera on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or "tipping" others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

         Information is "non-public" if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is "material" if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered "material" include:

              - Financial results or forecasts, or any information that indicates a company's financial results may exceed or fall short of forecasts or expectations;

              -   Important new products or services;

              - Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

              -   Possible management changes or changes of control;

              - Pending or contemplated public or private sales of debt or equity securities;

              -   Acquisition or loss of a significant customer or contract;

              -   Significant write-offs;

              -   Initiation or settlement of significant litigation; and

              - Changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditor's report.

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         The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company's securities should be promptly brought to the attention of any principal financial officer.

CONCLUSION

         This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or any principal financial officer. We expect all Company employees, to adhere to these standards.

         This Code of Business Conduct and Ethics, as applied to the Company's principal financial officers, shall be our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

         This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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